Exhibit 99
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                                                 Midwest Express Holdings, Inc.
                                                       6744 South Howell Avenue
                                               Oak Creek, Wisconsin  53154-1402
                                                                   414-570-4000
                                                        www.midwestairlines.com
                                                             Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or cskornic@midwestairlines.com

Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
July 11, 2003


            MIDWEST EXPRESS HOLDINGS CONTINUES RESTRUCTURING EFFORTS

Milwaukee, Wisconsin, July 11, 2003 - Midwest Express Holdings, Inc. (NYSE: MEH) said today it is making progress in its restructuring efforts with several key groups. The airline has reached tentative agreements with its three labor unions, and continues to negotiate agreements with its 11 aircraft lenders and lessors.

The airline has said it must renegotiate its contracts with the unions and its aircraft agreements with lenders and lessors to successfully restructure its finances and return to profitability. The airline has indicated it will be forced to file for Chapter 11 protection if the negotiations and the airline's other restructuring efforts do not meet with success by mid-July.

The airline has reached tentative agreements with the Midwest Air Line Pilots Association (ALPA), Skyway Air Line Pilots Association and the Midwest Association of Flight Attendants (AFA). All three agreements include an all-employee stock option plan. Union membership for all three groups must now ratify the agreements. The airline had asked each union group for pay concessions and productivity improvements to help it reduce its overall costs. The company is also developing process and productivity improvements for nonrepresented Midwest Airlines employees, and adjusting its fleet plan.

"The agreements reached with our unions represent a milestone in our restructuring efforts," said Robert S. Bahlman, senior vice president and chief financial officer. "We appreciate the diligence and hard work that went in to reaching these agreements, and are pleased with the outcome. The unions have told us that there is enough time to complete the ratification process by our July 15 deadline." Bahlman also said progress continues to be made in negotiations with lenders and lessors.

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Midwest Express Holdings
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Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 51 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, the meeting of certain financial covenants, terrorist attacks or fear of terrorist attacks, and war or the threat of war.



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